   PROSPECTUS SUPPLEMENT NO. 3 TO PROSPECTUS DATED JULY 13, 1998

                    TRANS WORLD AIRLINES, INC.
    1,225,719 SHARES OF COMMON STOCK, $.01 PAR VALUE PER SHARE


      The 1,225,719 shares of Common Stock, $.01 par value per share (the "Common Stock") of Trans World Airlines, Inc. (the "Company") offered hereby are being offered by the Selling Holders identified below. Each of such Selling Holders has notified the Company in writing of his or her or its intention to sell the shares of restricted Common Stock as listed herein and has requested the Company to file this supplement to the Company's Prospectus dated July 13, 1998 (the "Prospectus"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Prospectus.

      The Selling Holders will receive all of the net proceeds from the sale of the restricted Common Stock and, accordingly, the Company will receive none of the proceeds from the sales thereof.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.  ANY
                     REPRESENTATION TO THE CONTRARY IS
                            A CRIMINAL OFFENSE.

      No person is authorized by the Company or by any dealer to give information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such information or representations must not be relied upon as having been so authorized. Neither this Prospectus Supplement nor the accompanying Prospectus constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. The delivery of this Prospectus Supplement or the accompanying Prospectus or any sale made hereunder does not imply that the information contained herein or therein is correct as of any time subsequent to the date on which such information is given.

      The Section entitled "Selling Holders" is hereby supplemented to include the following information:

                               SELLING HOLDERS
      The following table sets forth information with respect to the Selling Holders of the securities offered hereby, the number of shares of restricted Common Stock beneficially owned by each Selling Holder, and the shares of restricted Common Stock that are being offered hereby. Each of the Selling Holders has notified the Company in writing of his or her or its intention to sell shares of restricted Common Stock in accordance with the requirements set forth in the Prospectus. The table is cumulative and includes information provided to the Company by the Selling Holders that was previously included in Prospectus Supplements Nos. 1 and 2. The number of shares shown in the table below are all of the shares of restricted Common Stock and the Selling Holders are all of the holders of restricted Common Stock as of the date hereof. This table has been prepared based upon information furnished to the Company by the Selling Holders and American Stock Transfer & Trust Company as the transfer agent for the Common Stock.

-----------------------------------------------------------------------------------------------------------------------------------
                                             Number of shares of Restricted    Number of shares of    Percentage of total shares of
                                               Common Stock Beneficially     Restricted Common Stock     Restricted Common Stock
                   Name                                  Owned                       Offered           which may be sold pursuant
                                                                                                          to this Prospectus
-----------------------------------------------------------------------------------------------------------------------------------
PaineWebber Incorporated<F1>                            165,001                      165,001                    13.5%
Salomon Brothers Capital Structure Arbitrage
   Fund-I L. P.                                         115,501                      115,501                     9.4%
Salomon Brothers Equity Arbitrage Finance
   Limited I                                             37,714                       37,714                     3.1%
Salomon Brothers Diversified Arbitrage
   Strategies Fund Limited                               56,571                       56,571                     4.6%
Salomon Brothers Variable Capital Fund, Inc.              2,357                        2,357                     0.2%
Salomon Brothers Capital Fund, Inc.                     235,715                      235,715                    19.2%
Lakeshore International                                 188,573                      188,573                    15.4%
Global Bermuda Ltd. Partnership                          94,286                       94,286                     7.7%
Seneca Capital International Ltd.                       140,920                      140,920                    11.5%
Seneca Capital, L.P.                                     94,795                       94,795                     7.7%
Cypress Management, L.P.                                 94,286                       94,286                     7.7%
                                                         ------                       ------                    ----

            Total. . . . . . . . . . . . . .          1,225,719                    1,225,719                     100%
                                                      =========                    =========                     ===
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------
<F1> In the past PaineWebber Incorporated has acted as manager or co-manager for offerings of securities issued by the Company, has provided investment banking or other advisory services to the Company and has received fees from the Company for these services. PaineWebber Incorporated may continue to provide investment banking or advisory services to the Company in the future.


           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 31, 1998